                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT is made as of November 25, 2003 (this "Agreement"), by and among Net2Phone Global Services, LLC, a Delaware limited liability company (the "Company") and Bryan Wiener (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to assure itself of the services of the Executive and the Executive and the Company are willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises, agreements and undertakings of the parties made herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Employment

         The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with the Company, on and subject to the terms and conditions of this Agreement.

         2. Term

         Unless earlier terminated pursuant to Section 5 hereof, the period of this Agreement and the Executive's employment hereunder (the "Agreement Term") shall be deemed to have commenced as of August 1, 2003 (the "Effective Date") and shall expire on the third anniversary of the Effective Date; provided, however, that the Agreement Term shall be automatically extended for an additional year commencing on the third anniversary of the Effective Date, unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such third anniversary of the Effective Date. Thereafter, the Agreement Term shall be automatically extended for successive additional one year terms, unless written notice of non-extension is provided by either party to the other party at least 90 days prior to the commencement of such final year of the then current term.

         3. Position, Authority and Responsibilities

                (a) The Executive shall serve as, and with the title, office and authority of President of the Company, Head of Sales and Marketing with responsibility for all marketing, sales and business development activities of the Company and with all business units reporting to him.

                  (b) The Executive shall have all of the powers, authority, duties and responsibilities usually incident to his position and office.

                  (c) The Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from (i) serving on corporate, civic or charitable boards or committees, (ii) delivering lectures, fulfilling charitable engagements or teaching at educational institutions and/or (iii) managing his personal investments, provided that in any such case that such activities do not materially interfere with the Executive's performance of his duties and responsibilities hereunder and do not violate the provisions of Section 10 hereof.

                  (d) The Executive shall perform his duties at the principal offices of the Company located in Newark, New Jersey, but from time to time the Executive may be required to travel to other locations in the proper conduct of his responsibilities under this Agreement.

                  (e) The Executive shall serve, at the pleasure of the Company, as a member of the Board of Managers of the Company (the "Board of Managers" or the "Managers of the Company" or "Board"). The Board of Managers shall consist of three (3) managers ("Managers"), unless otherwise determined by the Members of the Company. The Executive and Messrs. Jonathan Reich and David Lando shall initially serve as the Managers.

         4. Compensation

         In consideration of the services rendered by the Executive during the Agreement Term, the Company shall pay or provide the Executive the amounts and benefits set forth below

                  (a) Salary. The Company shall pay the Executive an annual base salary (the "Base Salary") initially in the amount of $220,000.00. The Executive's Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company. The Executive's Base Salary shall be reviewed at least annually (based upon July 31 fiscal year) by the Member of the Company, in accordance with the Company's Operating Agreement, for consideration of appropriate merit increases. The Base Salary shall not be decreased during the Agreement Term from the rate then in effect.

                  (b) Bonus Provisions. The Company shall pay the Executive a mutually agreed-upon annual bonus for each year after the 1st year (the "Annual Bonus"). For the first year, in lieu of bonus, unless otherwise mutually agreed to, the Executive will remain on the same quarterly commission arrangement with the Company as was in effect for the fiscal year ended July 31, 2003 with Net2Phone, Inc. The Annual Bonus, if any, shall be earned as of the last day of each fiscal year of the Company and shall be paid to the Executive no later than in the first regular pay period of the Company that occurs after the end of the first fiscal quarter of the year that immediately follows the year in which the Annual Bonus was earned, notwithstanding any expiration of this Agreement as of the last day of such year or termination of the Executive's employment prior to payment. Upon renewal of this Agreement, the parties will agree as to the formula for calculating the Annual Bonus for the applicable renewal term.

                  (c) Equity Incentives. (i) Except as otherwise provided in this Agreement, the treatment of options to purchase shares of the Common Stock of Net2Phone, Inc. ("Common Stock") granted to the Executive prior to the Effective Date under the Net2Phone, Inc. stock incentive plans shall be governed by the applicable stock option or other agreements relating to the same presently in effect.

                       (ii) Net2Phone will grant to Executive options ("Options") to purchase 105,000 shares of the Net2Phone common stock, par value $.01 per share, with an exercise per share equal to the per share fair market value of the Net2Phone common stock on the Grant Date. So long as Executive remains employed by the Company or any of its affiliates, the Executive's right to exercise the Options shall become vested as follows:

                       a. For each year of the original three years of the term of this Agreement that Company shall meet its Target (as hereinafter defined), options to purchase 35,000 shares shall vest. With the exception of the year ended July 31, 2004, if the Company shall fail to meet its Target for a particular year, the options eligible for vesting for such year shall be deemed to lapse. As to the year ended July 31, 2004, if the Company shall fail to meet its Target for such year but the Company's Segment Loss shall not exceed the Secondary Target for such year, the 35,000 options otherwise eligible for vesting for such year shall not lapse but shall be added to the 35,000 options eligible for vesting for the year ended July 31, 2005 upon the Company achieving its Target for such year.

                       b. For purposes of this Agreement, Target shall mean the fiscal year Segment Income or (Loss) of the Company as reported in the regulatory filings of Net2Phone, adjusted by adding back all corporate allocations and subtracting all capital expenses for such year. The final and binding determination as to whether or not a Target has been achieved shall be made by the Chief Financial Officer of Net2Phone.

                       c. The Targets for the three year vesting Period are as follows:
                                   Year ended July 31, 2004-- $  800,000.00
                                   Year ended July 31, 2005-- $1,500,000.00
                                   Year ended July 31, 2006-- $5,000,000.00

                       d. The Secondary Target for the year ended July 31, 2004 is a Segment Loss not greater than $3,700,000.00.

                       (iii) The Executive shall be entitled to receive such additional awards of stock options or other equity incentives as are determined by Company or Net2Phone from time to time.

                       (d) Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, programs, practices or other arrangements of the Company comparable to the plans, programs, practices, or other arrangements in which senior executives of Net2Phone, Inc. are generally eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans, except to the extent that a separate arrangement is implemented for the Executive on terms no less favorable than as provided to the other senior executives agreed to by the Executive that is intended to replace any such general arrangement. Without limiting the generality of the foregoing, (i) the Company shall continue to provide the Executive with life insurance coverage with a death benefit that is not less than the amount as is in effect as of the Effective Date and (ii) the Company shall provide the Executive with disability insurance coverage consistent with the disability insurance coverage provided to other senior executives of the Net2Phone, Inc. Net2Phone, Inc. shall permit the Executive (and with respect to certain plans, other employees of the Company) to participate in Net2Phone, Inc. plans, programs, practices, or other arrangements that are generally made available to employees of Net2Phone, Inc. and its subsidiaries and as are designated by the Company to be made available to the Executive.

                  (e) Fringe Benefits and Perquisites. The Executive shall be entitled to all fringe benefits and perquisites that are generally made available to senior executives of the Company from time to time on the same basis as is made available to such other executives. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following:

                           (i) Executive offices and support staff appropriate
to the Executive's position;

                           (ii) Prompt reimbursement of all reasonable travel
and other business expenses and disbursements incurred by the Executive in the performance of his duties under this Agreement in accordance with the Company's normal practices and procedures, including professional association dues upon proper accounting therefore;

                           (iii) Paid vacation during each calendar year, to be
taken in an amount equal to and in accordance with the Company's vacation policy for senior executives;

                           (iv) An automobile allowance consistent with the
automobile allowance policy for the Company's senior executive officers; and

                           (v) Such other fringe benefits as the Executive and
the Board of Managers may mutually agree upon from time to time.

         5. Termination of Employment

         The Agreement Term and the Executive's employment hereunder shall be terminated upon the happening of any of the following events:

                  (a) Termination for Cause. The Company, by the vote of its Member(s), may terminate the Agreement Term and the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) conviction of the Executive, by a court of
competent jurisdiction, of, or Executive's plea of guilty or nolo contendere to, a felony under the laws of the United States or any state thereof;

                           (ii) misappropriation by the Executive of the Company's funds;

                           (iii) the commission by the Executive of an act of proven fraud with respect to the Company; or

                           (iv) material breach by Executive of the terms and conditions of this Agreement.

         Notwithstanding the foregoing, in no event shall the Company be considered to have terminated the Executive's employment for "Cause" unless and until (i) the Executive receives written notice from the Member(s) identifying in reasonable detail the acts or omissions constituting such "Cause" and the provision of this Agreement relied upon by the Company for such termination and
(ii) provided that the acts or omissions are susceptible of cure, such acts or omissions are not cured by the Executive within 30 days of the Executive's receipt of such notice.

                  (b) Termination other than for Cause. The Company, by majority vote of its Member(s), shall have the right to terminate the Agreement Term and the Executive's employment hereunder for any reason at any time, including for any reason that does not constitute Cause subject to the consequences of such termination as set forth in this Agreement.

                  (c) Resignation for Good Reason. The Executive may voluntarily terminate the Agreement Term and his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) any action by the Company or Net2Phone that
results in a material diminution of the Executive's authority or responsibilities;

                           (ii) any material adverse modification of the
Executive's positions, titles or reporting relationships;

                           (iii) any failure by the Company or Net2Phone, Inc.
to comply with the compensation, option and benefits provisions of Section 4 hereof or any other material breach of this Agreement by the Company;

                           (iv) the relocation, without the Executive's written
consent, of the Executive's principal office from Newark, New Jersey; or

                           (v) any failure by the Company to obtain an
assumption of this Agreement by a successor corporation as required under
Section 11(a) hereof.

         In no event shall the Executive be considered to have terminated his employment for "Good Reason" unless and until (i) Net2Phone, Inc. receives written notice from the Executive identifying in reasonable detail the acts or omissions constituting such "Good Reason" and the provision of this Agreement relied upon by the Executive for such termination, and (ii) provided that the same are susceptible of cure, such acts or omissions are not cured by Net2Phone, Inc. or the Company within 30 days of Net2Phone, Inc.'s receipt of such notice.

                  (e) Resignation other than for Good Reason. The Executive may voluntarily terminate the Agreement Term and his employment hereunder at any time for any reason, including for any reason that does not constitute Good Reason by giving the Company 30-days advance written notice of such termination.

                  (f) Termination Due to Disability. The Company, by vote of its Member(s), may terminate the Agreement Term and the Executive's employment hereunder upon the Executive's Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness for a period of six consecutive full months, or for a period of nine full months during any 18-month period. The Executive's employment shall terminate in such case on the last day of the applicable period following written notice by the Member(s) of the election to terminate the Executive's employment due to the Executive's Disability. Notwithstanding the foregoing, in no event shall the Executive be terminated by reason of Disability unless the Executive is eligible to begin receiving long-term disability benefits from a Company-sponsored long-term disability plan.

                  (g) Termination Due to Death. The Agreement Term and the Executive's employment hereunder shall terminate upon his death.

         6. Compensation Upon Termination of Employment

         Notwithstanding any provision of this Agreement to the contrary, in the event the Agreement Term and the Executive's employment by the Company is terminated, the Executive shall be entitled to the compensation and severance benefits set forth below:

                  (a) Resignation for Good Reason; Termination without Cause. In the event the Agreement Term and the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause, Disability or death, the Company shall pay to the Executive and provide him with the following:

                           (i) Severance Payment. The Company shall pay the
Executive a lump sum cash amount on or as soon as practicable following the Executive's termination of employment in an amount equal to the greater of (x) his then current annual Base Salary (i.e., one (1) year of Base Salary) or (y) his then current Base Salary for the remainder of the then current term of this Agreement. In addition, for the applicable period (i.e., the greater of one (1) year or the remainder of the then current term) the Executive shall be entitled to receive cash payments, at the time and in a manner consistent with the Company's payment of annual bonuses, of amounts equal to the Annual Bonuses that would have been otherwise payable to the Executive for such periods if his employment had not been terminated, if and only if such bonus(es) are earned under the bonus plan in place immediately prior to the Executive's termination.

                           (ii) Accrued Rights. The Company shall pay the
Executive a lump-sum cash amount, within 10 days of the date of termination, equal to the sum of (A) his earned but unpaid Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any completed fiscal year, and (C) any unreimbursed business expenses or other amounts due to the Executive from the Company as of the date of termination. In addition, the Company shall provide to the Executive all payments, rights and benefits due as of the date of termination under the terms of the Company's compensation or benefit plans, programs or awards (together with the lump-sum payment under (A), (B) and/or (C) above , the "Accrued Rights").

                           (iii) Continued Benefits. Subject to Section 8
hereof, for a two-year period following the date of termination, the Company shall continue to provide the Executive and his eligible dependents, at its sole cost, with the medical, dental, disability and life insurance coverages ("Welfare Benefits") that were provided to the Executive immediately prior to termination of employment.

                           (iv) Stock Options. Notwithstanding the provisions of
any stock incentive plan or award agreement between Net2Phone, Inc. and the Executive to the contrary, (A) 100% of the Executive's options to purchase Common Stock of Net2Phone, Inc. which are not fully vested and exercisable as of the date of termination shall become fully vested and exercisable and (B) the period during which all non-exercised options held by the Executive shall remain exercisable shall be extended until the tenth anniversary dates of their respective dates of grant. All such award agreements shall be amended by Net2Phone, Inc. (or the Compensation Committee of Net2Phone, Inc.) and the Executive to reflect the foregoing provisions.

                           (v) Car Allowance. Until the first anniversary of the
date of termination, the Company shall continue to provide the Executive with the automobile allowance described in Section 4(f)(iv) hereof.

                  (b) Resignation without Good Reason; Termination for Cause. In the event the Executive voluntarily terminates the Agreement Term and his employment hereunder other than for Good Reason, or in the event the Agreement Term and the Executive's employment hereunder is terminated by the Company for Cause, the Company shall pay and provide to the Executive all Accrued Rights to the date of termination and the Executive shall retain any rights that he has pursuant to any stock option agreement with Net2Phone, Inc., except that the period for the exercise of any vested stock options shall end on the 90th day following the termination of employment.. All unvested options shall be immediately cancelled.

                  (c) Disability; Death. In the event the Agreement Term and the Executive's employment hereunder is terminated by reason of the Executive's Disability or death, the Company shall pay the Executive (or his legal representative) and provide him with the following:

                           (i) Severance Payment. The Company shall pay the
Executive (or his legal representative) a lump sum cash amount on or within ten
(10) days following the Executive's termination of employment an amount equal to his then current Base Salary (i.e., one (1) year of Base Salary). In addition, the Executive (or his legal representative) shall be entitled to receive one cash payment, at the time and in a manner consistent with the Company's payment of annual bonuses, of an amount equal to the Executive's Annual Bonus calculated in accordance with Section 4(b) hereof, but only to the extent that the Annual Bonus would have been earned by Executive under the bonus arrangement in place immediately prior to the termination of the Executive's employment.

                           (ii) Accrued Rights. The Company shall pay the
Executive a lump-sum cash amount, within 10 days of the date of termination, equal to the Accrued Rights.

                           (iii) Continued Benefits. Subject to Section 8
hereof, for a one-year period following the date of termination, the Company shall continue to provide the Executive and his eligible dependents, at its sole cost, with the Welfare Benefits that were provided to the Executive immediately prior to termination of employment.

                           (iv) Stock Options. The Company and Net2Phone, Inc.
shall provide the Executive with the benefits set forth in Section 6(a)(iv).

         7. Indemnification

         The Company and Net2Phone, Inc. agree to provide to the Executive all rights of indemnification to the fullest extent permitted by law and by the Company's Operating Agreement and Net2Phone, Inc.'s Certificate of Incorporation and By laws as well as advancement of attorneys' fees and costs as incurred during the pendency of a claim or action. The Company agrees to maintain directors' and officers' insurance for the benefit of the Executive providing coverage identical to that provided to other senior executive officers of Net2Phone, Inc., which may be purchased through Net2Phone, Inc.. The indemnification and directors' and officers' coverage shall extend to actions and services undertaken or performed by the Executive or omissions, not only as an employee of the Company and prior thereto Net2Phone, Inc., but as an employee, agent, director or consultant of any other entity for which the Executive renders services at the request of Company.

         8. No Mitigation or Offset

         The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 6 hereof, and no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment; provided, however, to the extent that the Executive becomes eligible to receive welfare benefits pursuant to employee benefit plans of a new employer that are comparable to the Welfare Benefits that the Company is obligated to provide to the Executive pursuant to Sections 6(a)(iii) and 6(c)(iii), the Company's obligation to provide such Welfare Benefits shall cease. The Company's obligations to the Executive under this Agreement, including, without limitation, any obligation to provide severance benefits, shall not be subject to set-off or counterclaim in respect of any debts or liabilities of the Executive to the Company.

         9. Tax Withholding; Method of Payment

         All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions for income, employment, excise and other taxes. Any lump-sum payments provided for in Section 6 hereof shall be made in a cash payment, net of any required tax withholding, no later than 10 business days following the Executive's date of termination.

         10. Restrictive Covenants

                  (a) Confidential Information. During the Agreement Term and at all times thereafter, the Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of a confidential or proprietary nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all trade secrets (unless readily ascertainable from public or published information or trade sources) and confidential commercial information, and the Executive further agrees not to disclose, publish or make use of any such knowledge or information without the consent of the Company.

                  (b) Non-competition. The Executive acknowledges that (i) the Company is currently engaged in the business of providing high quality, low-cost telephone calls over the Internet and related products and services ("Internet Telephony"), (ii) his work for the company will give him access to trade secrets of and confidential information concerning the Company, and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees that during the Restricted Period (defined below), the Executive shall not, without the prior written consent of the Company, (1) engage or participate in the business of developing, managing or operating any Internet Telephony business (a "Competitive Business") on his own behalf or on behalf of any person or entity, and the Executive shall not acquire a financial interest in any Competitive Business (except for publicly traded equity interests that do not exceed five percent (5%) of such class of equity) or (2) directly or indirectly solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates. For purposes hereof, the "Restricted Period" shall be the Agreement Term (as may be terminated pursuant to Section 6 hereof) plus, except in the event of a termination described in Section 6(a) hereof or the Agreement Term expires as a result of the issuance of a notice of non-extension pursuant to Section 2 hereof, the 12-month period following any termination of the Executive's employment hereunder. In the event of the issuance of a notice of non-extension pursuant to Section 2, the Restricted Period shall expire on the effective date of the termination of Executive's employment, except that, if at the time of the issuance of the notice of non-extension, the Company shall agree to pay Executive his salary and benefits as in effect immediately prior to the date of termination of employment for an additional six months, the Restrictive Period shall expire at the end of six months following the termination of the Executive's employment. The provisions of this Section 10 (b) shall supersede and replace any prior non-competition agreement entered into by the Executive with Company.

                  (c) Non-disparagement. Following termination of the Executive's employment, the parties covenant and agree that except as may be required by law or authorized in advance by the other party, neither party shall make or publish any written or oral statements or opinions regarding the other, including its present and former employees, officers and directors.

                  (d) Enforcement. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of Section 10 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 10, and to specific performance of each of the terms of this Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 10, raise the defense that the Company has an adequate remedy at law.

         11. Successors and Assigns

                  (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. To the extent not otherwise provided by application of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform the obligations of the Company under this Agreement in the same manner and to the same extent that the Company is required to perform hereunder. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 11(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Except as provided by the foregoing provisions of this Section 11(a), this Agreement shall not be assignable by the Company without the prior written consent of the Executive. In the event that this Agreement is assigned to any person or entity as may be permitted hereunder, each of the Company and Net2Phone, Inc. shall be secondarily liable in the event that any such person or entity shall fail to satisfy its obligations under Section 4, 6 or 7 hereof.

                  (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive's designated beneficiary or, if there is no such designated beneficiary, to the legal representatives of the Executive's estate. This Agreement is personal in nature and the obligations of the Executive hereunder are not be assignable to any person.

         12. Entire Agreement/Amendment

         This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof, including but not limited to the letter agreements dated March 14, 2000 and December 16, 2002. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the parties hereto.

         13. Severability/No Waiver

                  (a) In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

                  (b) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         14. Notices

         All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at:

and shall be sent in the manner described above to the Chief Executive Officer of Nety2Phone, Inc. at its principal executives offices at:

                                    Net2Phone, Inc.
                                    520 Broad Street
                                    Newark, NJ  07102

and shall be deemed given when dispatched, provided that any notice required under Section 5 hereof or notice given pursuant to Section 2 hereof shall be deemed given only when received. Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.

         15. Governing Law

         This Agreement shall be governed by and enforceable in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict of laws thereof.

         16. Arbitration

         Except for any action brought under Section 10 which may be brought by the Company directly in any court of competent jurisdiction, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Newark, New Jersey in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator's decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

         17. Legal Fees and Expenses

         The Company shall pay the legal fees and expenses incurred by the Executive in connection with the negotiation of this Agreement. To provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement, the Company shall pay and be solely responsible for any attorneys' fees and expenses and any court or arbitration costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof regardless of which party, if any, prevails in the contest.

         18. Counterparts

         This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.



                                            EXECUTIVE


                                            /s/ Bryan Wiener
                                            ------------------------------------



                                            NET2PHONE, GLOBAL SERVICES, LLC


                                            By: /s/ Jonathan Reich
                                               ---------------------------------
                                                 Name: Jonathan Reich

                                            For the sole purpose of complying
                                            with the obligations set forth in
                                            Sections 4(c), 4(d), 6(a)(iv),
                                            6(c)(iv), 7, and 11(a).

                                            NET2PHONE, INC.


                                             By: /s/ Stephen Greenberg
                                                --------------------------------
                                                   Name: Stephen Greenberg